Exhibit 99
FOR IMMEDIATE RELEASE
OM GROUP ANNOUNCES 2005
FOURTH-QUARTER AND FULL-YEAR RESULTS
— Kenneth Haber Named Chief Financial Officer —
CLEVELAND — March 9, 2006 — OM Group, Inc. (NYSE: OMG) today announced its 2005 fourth-quarter and full-year financial results.
Net sales for the three months ended December 31, 2005 were $276.4 million, compared to $355.1 million reported in the corresponding three-month period of 2004. Operating profit decreased to $15.3 million in the fourth quarter of 2005 versus $35.3 million in the fourth quarter a year ago. Income from continuing operations before cumulative effect of change in accounting principle was $1.8 million, or $0.06 per diluted share in the 2005 quarter compared to $30.0 million, or $1.05 per diluted share in 2004. Net income was $11.6 million, or $0.40 per diluted share, for the 2005 quarter, compared to $32.9 million, or $1.15 per diluted share, for the same three-month period of 2004.
Net income in the 2005 fourth quarter includes income from discontinued operations of $7.6 million and income attributable to a change in accounting principle related to the Company’s asset retirement obligations of $2.3 million. Net income in the 2004 fourth quarter included income from discontinued operations of $2.9 million.
The company’s quarterly operating results were weaker than previously anticipated. Net sales declined 22 percent from the same quarter in 2004 due primarily to lower metal prices and lower nickel sales volumes as a result of raw material feed shortages. Lower metal prices also significantly reduced profitability. The average price of cobalt for the fourth quarter of 2005 was $12.51 per pound compared with $18.38 per pound in the fourth quarter of 2004. The average price of nickel for the fourth quarter of 2005 was $5.73 per pound versus $6.39 per pound in the fourth quarter of 2004. Gross margins were further reduced by lower nickel production which resulted in higher smelting and refining costs per unit produced.
Selling, general and administrative expenses (SG&A) declined to $13.7 million, or 5 percent of net sales in 2005, from $35.2 million, or 10 percent of net sales in 2004, primarily due to the receipt of $19 million of insurance proceeds in connection with the shareholder litigation settlement. Also included in SG&A is a $4.2 million charge to establish an allowance against the notes receivable from our joint venture partner in the Democratic Republic of Congo. Corporate income/expense for the fourth quarter of 2005 decreased $22.1 million to income of $10.4 million compared with expense of $11.7 million for the fourth quarter of 2004, due primarily to the receipt of the insurance proceeds in 2005 and higher professional fees in 2004 related to completion of the prior year restatement.

BUSINESS SEGMENT RESULTS
Cobalt
The cobalt group includes cobalt and other metal-based products. In the fourth quarter of 2005, net sales were $136.6 million and operating profit was $2.5 million compared to net sales of $150.7 million and operating profit of $17.4 million for the fourth quarter of 2004. In addition to the factors described above relating to lower cobalt metal prices, the company experienced a combination of weak demand in the organic business and increased hydrocarbon-based raw material costs.
Nickel
The nickel group includes nickel-based products. For the fourth quarter of 2005, net sales were $151.1 million and operating profit was $2.4 million versus net sales of $222.1 million and operating profit of $29.5 million for the fourth quarter of 2004. In addition to the fourth quarter drop in the nickel price, results were negatively impacted by a 31 percent decline in sales volume and a 21 percent decline in production volumes. The lower production volumes were due to a lack of feed and resulted in higher costs per unit produced.
FULL-YEAR RESULTS
For the year ended December 31, 2005, net sales were $1.25 billion, versus $1.35 billion in 2004. Gross profit decreased to $157.5 million in 2005 versus $330.4 million in 2004. Operating profit decreased to $67.5 million in 2005 compared to $201.4 million in 2004. Net income was $38.9 million, or $1.35 per diluted share, in 2005, versus $128.6 million, or $4.49 per diluted share, in 2004.
Full-year results were down for primarily the same factors that impacted the fourth-quarter results. 2005 results also were negatively impacted by the planned maintenance shut-down of the company’s joint venture smelter located in the Democratic Republic of Congo (DRC) during the first four months of 2005. SG&A decreased by $39.1 million in 2005 versus 2004, and corporate expenses were $14.0 million in 2005 compared with $54.6 million in 2004, both decreases due primarily to income in 2005 of $27.5 million from insurance proceeds after reimbursement of legal expenses.
OUTLOOK
“As difficult as the past year was from a financial performance standpoint, 2005 was a year of accomplishments from an operational standpoint as we rebuilt our management team and board leadership, upgraded our internal processes, strengthened our financial controls, and initiated the process to retool the company’s business model,” said Joe Scaminace, chairman and chief executive officer. “As a result, we believe we enter 2006 better-positioned to begin delivering for our investors sustainable financial results year after year.”
The company now expects, based on a forecasted average cobalt price of $12.15, an average nickel price of $6.66, the Euro at $1.20 and the Australian dollar at $0.74, that diluted earnings per share for the first quarter of 2006 will be in the range of $0.25 to $0.30. Given the company’s exposure to metal price volatility and other variables in its existing business model, the company will no longer give full year guidance. Therefore, the expectations expressed above do not represent an indication of the company’s future quarterly financial performance.
“If 2005 is to be remembered as the year that the foundation for a ‘new’ OMG was put in place, then 2006 must be remembered as the year the company begins to grow,” added Scaminace. “Our strategy calls for a focus on operational excellence to deter volatility, accelerate internal growth through the development of value-added specialty products to lessen the impact of metal price fluctuations on our bottom line and concentrate on building on our growth platforms such as electronic chemicals. Likewise, we will look to accelerate this growth by using our more than $100 million in cash generated from operations in 2005 to fund strategic acquisitions similar to the Plaschem deal we announced this morning.” (NOTE: This morning, in a separate release, the company announced that it had expanded its electronic chemicals business with the acquisition of Plaschem Specialty Products Pte Ltd.)
HABER NAMED CHIEF FINANCIAL OFFICER
Finally, the company announced that Kenneth Haber has been named chief financial officer. Haber (55) has been serving in this position on an interim basis since November 2005.
“Following a search conducted by a nationally recognized executive recruitment firm, the Board voted unanimously in support of my recommendation that we retain Ken Haber in this post on a permanent basis,” stated Scaminace. “Ken’s positive impact on the company has already been felt as he’s been instrumental in the development of new management tools and creating the urgency to instill the financial discipline necessary in order for the company to achieve its near- and long-term objectives.”
Prior to assuming the chief financial officer post on an interim basis, Haber worked on a number of projects for OM Group, including helping the company develop a rigorous planning/budgeting process as well as establishing key performance metrics.
A Kent State alumnus, Haber graduated magna cum laude with a BBA degree and earned a Masters in Business Administration from the Weatherhead School of Management at Case Western Reserve University. He is also a certified public accountant.
ABOUT OM GROUP, INC.
OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information, visit the company’s web site at http://www.omgi.com.
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For more information, contact Greg Griffith, vice president, corporate affairs and investor relations, at 216-263-7455.
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the speed and sustainability of price changes in cobalt and nickel; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market prices of cobalt and nickel; the availability of competitively priced supplies of raw materials, particularly cobalt and nickel; the risk that new or modified internal controls, implemented in response to the 2004 investigation by the audit committee of the Company’s board of directors and the Company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; the outcome of the previously announced SEC Division of Enforcement review of the investigation conducted by the Company’s audit committee; and the general level of global economic activity and demand for the Company’s products.

OM Group, Inc. and Subsidiaries
Condensed Statements of Consolidated Income

	Three Months Ended
	December 31
(In thousands, except per share data)	2005	2004
Net sales	$276,382	$355,068
Cost of products sold	247,429	284,565

	28,953	70,503
Selling, general and administrative expenses	13,674	35,232

Income from operations	15,279	35,271
Other income (expense), net	(11,079)	(8,077)

Income from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	4,200	27,194
Income tax (expense) benefit	(3,755)	1,109
Minority interest share of loss	1,353	1,724

Income from continuing operations before cumulative effect of change in accounting principle	1,798	30,027
Income from discontinued operations, net of tax	7,595	2,894
Income before cumulative effect of change in accounting principle	9,393	32,921
Cumulative effect of change in accounting principle	2,252	—

Net income	$11,645	$32,921

Net income per common share — basic:
Continuing operations	$0.06	$1.05
Discontinued operations	0.26	0.11
Cumulative effect of change in accounting principle	0.08	—

Net income	$0.40	$1.16

Net income per common share — assuming dilution:
Continuing operations	$0.06	$1.05
Discontinued operations	0.26	0.10
Cumulative effect of change in accounting principle	0.08	—

Net income	$0.40	$1.15

Weighted average shares outstanding
Basic	29,121	28,470
Assuming dilution	29,121	28,652

OM Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31
	2005	2004
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$114,618	$26,779
Accounts receivable	128,278	161,346
Inventories	304,557	415,517
Advances to suppliers	5,503	32,498
Other current assets	52,152	52,719

Total current assets	605,108	688,859

Property, plant and equipment, net	369,129	389,812
Goodwill	179,123	181,871
Notes receivable from joint venture partner	25,179	29,379
Other non-current assets	41,734	44,780

Total assets	$1,220,273	$1,334,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$5,750	$5,750
Long-term debt in default	—	400,000
Accounts payable	103,397	132,312
Other current liabilities	58,892	163,734

Total current liabilities	168,039	701,796

Long-term debt	416,096	24,683
Minority interests	36,994	44,168
Other non-current liabilities	62,611	77,022

Total stockholders’ equity	536,533	487,032

Total liabilities and stockholders’ equity	$1,220,273	$1,334,701

OM Group, Inc. and Subsidiaries
Condensed Statements of Consolidated Income

	Year Ended December 31
	2005	2004
(In thousands, except per share data)
Net sales	$1,249,609	$1,347,338
Cost of products sold	1,092,088	1,016,891

	157,521	330,447
Selling, general and administrative expenses	89,975	129,075

Income from operations	67,546	201,372

Other income (expense), net	(36,658)	(39,112)

Income from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	30,888	162,260
Income tax expense	(10,736)	(35,068)
Minority interest share of (income) loss	7,128	(1,442)

Income from continuing operations before cumulative effect of change in accounting principle	27,280	125,750
Income from discontinued operations, net of tax	9,359	2,894
Income before cumulative effect of change in accounting principle	36,639	128,644
Cumulative effect of change in accounting principle	2,252	—

Net income	$38,891	$128,644

Net income per common share — basic:
Continuing operations	$0.95	$4.42
Discontinued operations	0.33	0.10
Cumulative effect of change in accounting principle	0.08	—

Net income	$1.36	$4.52

Net income per common share — assuming dilution:
Continuing operations	$0.95	$4.39
Discontinued operations	0.32	0.10
Cumulative effect of change in accounting principle	0.08	—

Net income	$1.35	$4.49

Weighted average shares outstanding
Basic	28,679	28,470
Assuming dilution	28,726	28,622

OM Group, Inc. and Subsidiaries
Condensed Statements of Consolidated Cash Flows

	Year Ended December 31
	2005	2004
(In thousands)
Operating activities
Net income	$38,891	$128,644
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Income from discontinued operations	(9,359)	(2,894)
Income from cumulative effect of change in accounting principle	(2,252)	—
Depreciation and amortization	49,107	50,954
Other non-cash items	(13,795)	9,677
Changes in operating assets and liabilities
Inventories	110,960	(146,316)
Shareholder litigation accrual	(74,000)	7,500
Other, net	22,285	(27,954)

Net cash provided by operating activities	121,837	19,611
Investing activities
Expenditures for property, plant and equipment, net	(25,189)	(18,417)
Other investing activities	8,535	(6,715)

Net cash used for investing activities	(16,654)	(25,132)
Financing activities
Long-term borrowings	—	23,000
Payments of long-term debt and revolving line of credit	(55,622)	(22,919)
Proceeds from the revolving line of credit	49,872	—
Proceeds from exercise of stock options	117	—

Net cash (used for) provided by financing activities	(5,633)	81
Effect of exchange rate changes on cash	(5,293)	1,068

Cash and cash equivalents
Increase (decrease) from continuing operations	94,257	(4,372)
Discontinued operations — net cash used for operating activities	(6,418)	(23,568)
Discontinued operations — net cash used for investing activities	—	—
Balance at the beginning of the year	26,779	54,719

Balance at the end of the year	$114,618	$26,779

OM Group, Inc. and Subsidiaries
Business Segment Information

	2005	2004
(In thousands)
Net Sales
Cobalt	$559,505	$643,089
Nickel	743,524	781,778
Intercompany sales between segments:
Cobalt	(1,181)	(2,688)
Nickel	(52,239)	(74,841)

	$1,249,609	$1,347,338

Income (loss) from operations
Cobalt	$23,480	$146,898
Nickel	58,108	109,049
Corporate	(14,042)	(54,575)

	$67,546	$201,372